UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       MESSINA,    JOSEPH   J.
       33 WILPUTTE PL
      NEW ROCHELLE,   NY  10804
   USA
2. Issuer Name and Ticker or Trading Symbol
       W3 GROUP, INC.
      WWWG and WWWGP
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
      DECEMBER 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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    COMMON STOCK           |N/A   |N/A | |NONE              |   |N/A        |630,000            |I (a) |By Wilmont                 |
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    COMMON STOCK           |N/A   |N/A | |NONE              |   |N/A        |3,334              |I (c) |By Dunhill                 |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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  Warrant to Purchase |$6.00/sh|N/A  |N/A | |N/A N/A    |A,D|09/30|10/01|Common Stock|15,000 |N/A    |15,000      |I (|By Wilmont  |
Common Stock          |        |     |    | |           |   |/99  |/01  |            |       |       |            |a) |            |
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  Warrant to Purchase |$6.00/sh|N/A  |N/A | |N/A N/A    |A,D|09/30|10/01|Common Stock|67,500 |N/A    |67,500      |I (|By Ameristar|
Common Stock          |        |     |    | |           |   |/99  |/01  |            |       |       |            |b) |            |
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  Warrant to Purchase |$6.00/sh|N/A  |N/A | |N/A N/A    |A,D|09/30|10/01|Common Stock|10,002 |N/A    |10,002      |I (|By Dunhill  |
Common Stock          |        |     |    | |           |   |/99  |/01  |            |       |       |            |c) |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(a) Shares and warrants are held by Wilmont Holdings Corp., a private company owned by the Reporting Person.
(b) Warrants are held by Ameristar Group, Incorporated, a private company of which the Reporting Person is part owner.
(c) Shares and warrants are held by Dunhill Limited, a private company of which the Reporting Person is a part owner.
SIGNATURE OF REPORTING PERSON
   /s/   JOSEPH J. MESSINA
DATE
 February 13, 2001